Exhibit 99.1




Contact:    Diana Burton
            (732) 767 2255


For Immediate Release

U.S. INDUSTRIES ANNOUNCES REFINANCING,
ACQUISITION OF REXAIR AND REVISED EARNINGS ESTIMATE

ISELIN, NJ, March 26, 2001 - U.S. Industries, Inc. (NYSE-USI) announced today that it has signed a commitment letter with several banks to refinance the Company's bank debt. The bank group, led by Deutsche Banc Alex. Brown's Bankers Trust Company unit, includes Bank of America, N.A. and Credit Suisse First Boston. The new $700 million credit facility, which will be fully secured, is subject to the completion of a Rule 144A offering of 10 year senior subordinated notes in the aggregate principal amount of $550 million. A portion of the proceeds of the Notes will be used to retire up to $100 million of the Company's existing $250 million of 7.125% Senior Notes due 2003 through open market purchases or otherwise.

In connection with the new financing, the Company will acquire the remaining 75% equity interest in Rexair, Inc. from Strategic Industries, LLC and refinance both USI's and Rexair's existing credit facilites. Rexair, formerly owned by USI, is a leading manufacturer of premier vacuum cleaner systems with sales for fiscal 2000 of $109 million and EBITDA of $34 million. In March 2000, USI sold the 75% interest in Rexair to Strategic Industries, at which time USI guaranteed Rexair's $200 million senior secured credit facility. The guarantee requires USI to maintain a senior unsecured credit rating of a minimum of Ba1 from Moody's Investor Services, Inc. and a BB+ from Standard & Poor's. Because the agencies have placed the Company on watch for a possible downgrade, which could trigger the guarantee, USI will acquire Rexair from Strategic by refinancing Rexair's debt totaling $176 million to satisfy the guaranteed obligations and by canceling $27 million of Strategic Industries securities held by USI.

Due to higher than expected interest costs associated with the refinancing, lower sales of spas and baths to domestic DIY retailers, and lower sales and reduced operating margins on sales of lawn and garden products, the Company now expects its full year earnings per share from continuing operations to be within the range of $0.85 to $0.95, excluding unusual costs which approximate $0.45. The Company had previously announced estimated full year earnings from continuing operations to be in the range of $1.15 to $1.25 per share. The Company expects its earnings for the second quarter ending March 31, 2001 to be within the range of $0.12 to $0.14 per share excluding unusual costs.

The Company also announced today that its Board of Directors has suspended its policy of quarterly dividends for now. The Company based its decision on its desire to conserve cash for reinvestment in the business.

The refinancing is expected to close by the end of April, subject to usual and customary conditions.

The senior subordinated notes will be offered to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended. The Notes have not been, and will not be, registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release does not constitute an offer to sell or a solicitation to buy any security.

U.S. Industries owns several major businesses selling branded, consumer-oriented building products to leading home centers and mass merchants. These brands include Jacuzzi, Ames True Temper, Sundance Spas, and Zurn, among others.

Disclosure Concerning Forward-Looking Statements

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.